EXHIBIT 99.1

Altavista, VA (August 6, 2004) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $495,000 or $0.34 per basic share for the quarter ended June 30, 2004 and $935,000 or $0.64 per basic share for the six months ended June 30, 2004 compared to net income after taxes of $367,000 or $0.25 per basic share and $871,000 or $0.60 per basic share for the same periods of 2003.

The 7.35% increase in net income after taxes for the six months ended June 30, 2004 is driven primarily by a slight increase in net interest income derived from an increase in loan volume. A lower provision for loan losses in 2004, reflecting limited problem loans and low historical losses, was largely offset by lower fee income due to a decline in mortgage loan originations.

Profitability as measured by the Company’s return on average assets (ROA) was 0.89% for the six months ended June 30, 2004, compared to 0.87% for the same period of 2003. Another key indicator of performance, the return on average equity (ROE) for the six months ended June 30, 2004 was 8.65%, compared to 8.40% for the six months ended June 30, 2003.

Net interest income was $3,616,000 for the six months ended June 30, 2004. Net interest income was $1,808,000 for the three months ended June 30, 2004. The net interest margin decreased to 3.81% for the six months ended June 30, 2004 from 3.89% for the six months ended June 30, 2003. Although cost of deposits is lower in the first half of 2004 compared with 2003, the decline in net interest margin is caused primarily by lower yields on loans. Should interest rates continue to rise in the second half of 2004, management expects the net interest margin to improve due to the level of adjustable rate credits in the bank’s loan portfolio.

Non-interest income decreased $104,000 or 8.39% for the six months ended June 30, 2004 compared to the same period of 2003. Non-interest income decreased $55,000, or 8.87% when comparing the three months ended June 30, 2004 to the same period of 2003. The decreases from 2003 levels were primarily due to a 35.52% decrease in fees on sales of mortgage loans as a result of a decline in loan production during the first half of 2004.

Non-interest expense decreased $55,000 or 1.65%, for the six months ended June 30, 2004 compared to the same period of 2003. Non-interest expense decreased $184,000 or 10.19% for the three months ended June 30, 2004 compared to the same period of 2003. The decrease in non-interest expense when comparing these periods is primarily attributable to $120,000 of one-time other operating expenses incurred in the second quarter of 2003 that did not recur in 2004.

Total assets at June 30, 2004 were $211,359,000 up 2.43% from $206,344,000 at December 31, 2003. The principal components of the Company’s assets at the end of the period were $36,920,000 in securities and $152,527,000 in net loans. During the six months ended June 30, 2004, net loans increased 3.13% or $4,634,000 from $147,883,000 at December 31, 2003. Also during the six months ended June 30, 2004, securities decreased 0.51% or $188,000 from December 31, 2003.

Total liabilities at June 30, 2004 were $189,760,000 up from $184,909,000 at December 31, 2003, primarily as a result of an increase in demand deposits from December 31, 2003 of $3,115,000 or 18.67% and an increase in time deposits from December 31, 2003 of $2,097,000 or 2.01%.

Total stockholders’ equity at June 30, 2004 was $21,599,000 including $16,421,000 in retained earnings and $244,000 of accumulated other comprehensive income, which represents net unrealized gains on available-for-sale securities. At December 31, 2003, total stockholders’ equity was $21,435,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, southeastern Bedford County, and the city of Lynchburg from two facilities located in the town of Altavista and the four facilities located within or near the city of Lynchburg, Virginia. A new facility in Forest, Virginia is currently under construction and is expected to open in August 2004.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the company and may relate to the company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

	3 Months Ended 6/30/2004	3 Months Ended 6/30/2003
Income Statement Highlights
Net Interest Income	$1,808,000	$1,794,000
Provision for Loan Losses	55,000	106,000
Noninterest Income	565,000	620,000
Noninterest Expense	1,622,000	1,806,000
Net Income	495,000	367,000

	6 Months Ended 6/30/04	Year Ended 12/31/03	6 Months Ended 6/30/03
Income Statement Highlights
Net Interest Income	$3,616,000	$7,083,000	$3,562,000
Provision for Loan Losses	163,000	471,000	257,000
Noninterest Income	1,135,000	2,578,000	1,239,000
Noninterest Expense	3,280,000	6,737,000	3,335,000
Net Income	935,000	1,772,000	871,000

	6/30/04	12/31/03	6/30/03
Balance Sheet Highlights
Net Loans	$152,217,000	$147,883,000	$143,080,000
Total Investments	36,920,000	37,108,000	37,325,000
Total Assets	211,359,000	206,344,000	205,470,000
Total Deposits	188,851,000	183,865,000	182,954,000
Stockholders’ Equity	21,599,000	21,435,000	21,180,000

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com

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